ASCEND COMMUNICATIONS, INC. COMPLETES ACQUISTION OF
CASCADE COMMUNICATIONS CORP.

ALAMEDA, Calif. -- (BUSINESS WIRE)--June 30, 1997--Ascend Communications, Inc. (NASDAQ:ASND) today announced the completion of its acquistion of Cascade Communications Corp. Under the terms of the merger agreement, first announced on March 30, 1997, stockholders of Cascade received 0.7 of a share of Ascend Common Stock for each share of Cascade Common Stock they held. The transaction will be accounted for as a pooling of interests. Cascade will operate as a wholly-owned subsidiary of Ascend. At 5:00 p.m., Eastern Daylight Time, today, Cascade's Common Stock will no longer be quoted on the Nasdaq National Market.

As previously announced, Mory Ejabat remains as Ascend's president and chief executive officer, and Bob Dahl continues to serve as chief financial officer of the combined company. Dan Smith, formerly president and chief executive officer of Cascade has joined Ascend as executive vice president and general manager of the Core Switching Systems group, and Gururaj "Desh" Deshpande, formerly executive vice president and chairman of the board of Cascade, has joined Ascend as executive vice president, responsible for strategic planning. Both Dan and Desh have joined Ascend's Board of Directors, as has Paul Ferri, formerly a member of Cascade's Board of Directors, bringing the total number of Ascend board members to ten. In other personnel changes, Robert Machlin, formerly vice president of marketing for Cascade, has joined Ascend as vice president of marketing. Machlin replaces Maureen Lawrence, who has left Ascend to pursue other interests. Paul Blondin, chief financial officer of Cascade, Michael Champa, vice president of worldwide sales for Cascade, and James Dolce, vice president of remote access for Cascade, will not remain with the combined company. The reorganization plan includes a reduction in force of approximately 250 employees.

Ascend is now organized into four business units: Multimedia Access Products, Remote Products, Access and Concentrator Products, and Core Switching Systems. The Multimedia Access Products business unit will include the Ascend Multiband product family; the Remote Products business unit will include the Ascend Pipeline product family; the Core Switching Systems business unit will include the ATM, frame relay and IP switching products, including Ascend's family of GRF IP switches; and the Access and Concentrator Products business unit will include the Ascend MAX product family. The Cascade AX product family will not be continued.

Combined second quarter earnings for Ascend and Cascade will be announced after the close of the financial markets on July 15, 1997. It is expected that the transaction will be non-dilutive to Ascend in the second half of 1997 and will be accretive in 1998. Ascend will report a one-time charge for the second quarter related to certain merger costs and related expenses.

The forward-looking statements contained in this press release, which reflect management's best judgement based on factors currently known, involve risks and uncertainties, including the successful integration of Ascend Communications, Inc. and Cascade Communications Corp., variances between actual and estimated costs and expenses related to the merger, the market acceptance of existing and new products of the combined company, the potential for fluctuations in quarterly operating results, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual results may vary materially.

Ascend Communications, Inc. develops, manufactures and sells wide area networking solutions for telecommunications carriers, Internet service providers and corporate customers worldwide. For more information about Ascend and its products, please visit the Company's web site at http://www.ascend.com, or email
                                                 ---------------------
info@ascend.com.
---------------

                          ASCEND COMMUNICATIONS, INC.
                   COMBINED CONSOLIDATED STATEMENTS OF INCOME
       (RESTATED TO REFLECT THE POOLING OF CASCADE COMMUNICATIONS, CORP.)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         Q1 '97      1996     Q4 '96

Net Sales                              $ 292,740   $890,273  $287,791
Costs of Goods Sold                      102,387    311,745    99,609

     Gross Profit                        190,353    578,528   188,182

Operating Expenses:
 Research and Development                 34,668     93,669    29,608
 Sales and Marketing                      53,241    156,286    50,958
 General and Administrative                9,089     29,855     8,332
 Purchased Research and Development      231,100         --        --
 Costs of Merger                              --     13,900        --

     Total Operating Expenses            328,098    293,710    88,898

Operating Income                        (137,745)   284,818    99,284

Interest Income, Net                       5,276     17,186     4,831

Income Before Income Taxes              (132,469)   302,004   104,115

Provision for Income Taxes                30,772    118,114    39,627

Net Income                             $(163,241)  $183,890  $ 64,488

Net Income Per Share                      $(0.88)     $0.94     $0.32

Number of Shares Used in
 Per Share Calculation                   185,812    196,246   199,120

                                        Q3 '96      Q2 '96    Q1 '96

Net Sales                              $ 248,836   $205,581  $148,065
Costs of Goods Sold                       86,929     72,859    52,348

     Gross Profit                        161,907    132,722    95,717

Operating Expenses:
 Research and Development                 25,314     22,808    15,939
 Sales and Marketing                      42,172     33,965    29,191
 General and Administrative                7,670      8,046     5,807
 Purchased Research and Development           --         --        --
 Costs of Merger                          13,900         --        --

     Total Operating Expenses             89,056     64,819    50,937

Operating Income                          72,851     67,903    44,780

Interest Income, Net                       4,406      3,973     3,976

Income Before Income Taxes                77,257     71,876    48,756

Provision for Income Taxes                32,100     27,452    18,935

Net Income                             $  45,157   $ 44,424  $ 29,821

Net Income Per Share                       $0.23      $0.23     $0.15

Number of Shares Used in
 Per Share Calculation                   196,502    196,227   192,887

                                         1995

Net Sales                              $287,438
Cost of Goods Sold                      101,859

     Gross Profit                       185,579

Operating Expenses:
 Research and Development                33,052
 Sales and Marketing                     56,033
 General and Administrative              16,084
 Purchased Research and Development       3,032
 Costs of Merger                             --

     Total Operating Expenses           108,201

Operating Income                         77,378

Interest Income, Net                      8,360

Income Before Income Taxes               85,738

Provision for Income Taxes               32,793

Net Income                             $ 52,945

Net Income Per Share                      $0.30

Number of Shares Used in
 Per Share Calculation                  175,216
